SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:           Pope Family of Funds
                --------------------

Address of Principal Business Office:

                5100 Poplar Avenue
                Suite 512
                Memphis, Tennessee 38137

Telephone:      901.763.4001

Agent for Service of Process:

                James Tennies
                InCap Group, Inc.
                320 North Charles Street
                Baltimore, Maryland 21201
                410.727.2100, ext. 109

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                YES /X/
                NO  / /

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Baltimore and in the State of Maryland on the 9th day of March, 2005.


[SEAL]                                  Signature: Pope Family of Funds


                                        By: /s/ F. James Tennies
                                            ------------------------------------
                                                F. James Tennies
                                                Trustee


Attest:  /s/ Christine A. Fisher
         --------------------------------------------